Exhibit 1.2

Agreement To Extend Livelink To Greater China And Korea

Open Text, CDC Software to Provide Comprehensive Collaboration and KM Solutions
CDC Software Brings Local Market Reach, Experience

Chicago, IL and Hong Kong— December 2, 2002 – Open Text™ Corporation (Nasdaq: OTEX, TSX: OTC), provider of Livelink®, the leading collaboration and knowledge management software for the global enterprise, said today it intends to enter new markets in Asia through an agreement with CDC Software, the software unit of chinadotcom corporation (Nasdaq: CHINA). A letter of intent has been signed, and the final agreement is being put in place. The agreement will allow the companies to deliver Livelink solutions in mainland China, Hong Kong, Taiwan and Korea.

For Open Text, the agreement will represent a major new opportunity to reach into key growth markets in Asia. Hong Kong-based CDC Software is a leading provider and developer of integrated enterprise solutions in Greater China, with some 400 multi-national corporations and local corporate customers, and over 1,000 installations across the Greater China region. Customers include major multi-nationals, such as Microsoft (China), AC Nielsen, Swire Beverages, Shangri La Hotels and Resorts, as well as large domestic companies such as Shenzhen Airlines, Legend Computer and Carrefour. CDC Software brings complementary services along with unmatched market knowledge and experience.

Open Text and CDC Software will pool their capabilities in order to more effectively address the growing demand for collaboration and knowledge management solutions in Asia. Market research company, International Data Corporation (IDC)* estimates spending on knowledge management services in the Asia-Pacific market, excluding Japan, will be worth US$1.9 billion by 2005 with a compound annual growth rate on services spending of 124.9 percent between 2000 and 2005.

According to Steve Collins, Managing Director of CDC Software, “One of our key software strategies is to represent software vendors whose technologies meet modern day business challenges head on. With growing global competition, companies in Asia are now seeing the value of knowledge management as a competitive weapon. Open Text’s Livelink complements our solution suite and gives us a complete knowledge management offering just as the market need for solutions is showing rapid growth.”

“With trade barriers coming down, companies in North East Asia are facing tougher global competition,” said John Shackleton, President of Open Text. “One of the ways these companies hope to maintain their competitive edge is by leveraging their unique intellectual capital assets through knowledge management. By working with CDC Software, we will be entering a growing market at the right time, with the right combination of technology and expertise. Livelink’s leading collaboration and knowledge management capabilities combined with CDC Software’s experience delivering solutions in Greater China and Korea will be hard to match.”

CDC Software will offer services and support for the implementation of Livelink-based solutions including training, technical support and help desk staff support. CDC

Software will also be able to localize Livelink for each of the key target markets. Open Text’s regional operations will provide all the necessary technical mentoring, including second and third level support services to round out a comprehensive product and service offering to the market.

Open Text established its Asia-Pacific headquarters in Australia three years ago, and has grown aggressively in the region by serving customers directly and through partners. Livelink customers in Asia Pacific include Sinclair Knight Merz, Hutchison Properties, Hong Kong International Terminals, Melbourne Water, MTR Corporation, Cerebos and Ion-Global, Asia’s leading e-business integrator and business unit of chinadotcom.

About CDC Software
CDC Software is the software unit of chinadotcom corporation (NASDAQ: CHINA), a leading integrated enterprise solutions company in Asia. CDC Software integrates a series of chinadotcom’s self-developed products developed in the two software development centers in China, which include PowerBooks, PowerHRP (Human Resources and Payroll), PowerATS (Attendance Tracking System), Power-eHR, PowerPay+, PowerCRM and Power eDM (a double-byte e-mail marketing technology). In addition, the company also broadens its serving offerings in software arenas by establishing strategic partnerships with leading international software vendors to localize and resell their software products in the Greater China region.

chinadotcom’s software arm currently has 1,000 installations and 400 customers in Greater China. Selected multinational and domestic customers include ACNeilsen, Carrefour, Inventec Micro Electronics Shanghai, Legend Computer, Microsoft (China) Co., Ltd., Polymatch (Shanghai) Co., Ltd., Shenzhen Airlines, Swire Beverages and Shangri La Hotels and Resorts.

For more information about chinadotcom corporation and CDC Software, please visit the Web site http://www.corp.china.com/

About Livelink
Livelink is the leader in collaboration and knowledge management for the global enterprise. Its richly-featured enterprise services include virtual team collaboration, business process automation, enterprise group scheduling and information retrieval services, all tightly integrated into a solution that is easily customized and extended. Livelink is essential to the effective management and development of communities of interest that span organizations and industries. For everything from the creation of complex e-community relationships to the automation of simple e-business processes, Livelink delivers true dynamic collaboration between individuals, organizations and large trading communities. Livelink servers are fully Web-based and open-architected to ensure rapid deployment and easy access to its full functionality through a standard Web browser. For more information, visit http://www.opentext.com/livelink/

About Open Text
Since 1991, Open Text Corporation has delivered innovative software that brings people together to share knowledge, achieve excellence, deliver innovation, and enhance processes. Its legacy of innovation began with the successful deployment of the world’s first search engine technology for the Internet. Today, as the leading global supplier of collaboration and knowledge management software for the enterprise, Open Text supports six million seats across 4,500 corporations in 31 countries and 12 languages throughout the world. As a publicly traded company, Open Text manages and maximizes its resources and relationships to ensure the success of great minds working together. For more information, visit http://www.opentext.com

Forward Looking Statement:
This news release may contain forward-looking statements relating to the deployment of Livelink and Livelink MeetingZone by customers, and future performance of Open Text Corporation. Forward-looking statements are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include, among others, risks involved in the completion and integration of acquisitions, the possibility of technical, logistical or planning issues in connection with deployments, the continuous commitment of the Company’s customers and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the final prospectus for the Company’s initial public offering of common stock in January 1996, Form 10-K for the years ended June 30, 1998, June 30, 1999, June 30, 2000, and June 30, 2001, and Form 10-Q for the quarters ended September 30, 2001, December 31, 2001 and March 31, 2002. Forward-looking statements are based on management’s beliefs and opinions at the time the statements are made, and the Company does not undertake any obligations to update forward-looking statements should circumstances or management’s beliefs or opinions change.

This press release includes certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings with the U.S. Securities and Exchange Commission, including the Annual Report for the year ended Dec. 31, 2001, on Form 20-F filed on June 11, 2002.

Copyright © 2002 by Open Text Corporation. LIVELINK, LIVELINK MEETINGZONE, and OPEN TEXT are trademarks or registered trademarks of Open Text Corporation in the United States of America, Canada, the European Union and/or other countries. This list of trademarks is not exhaustive. Other trademarks, registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text Corporation or other respective owners.

Margaret Dobbin Director, Industry Analyst Relations Open Text Corporation +1-519-888-7111 ext.2410 mdobbin@opentext.com	Richard Maganini Director, Media Relations Open Text Corporation +1-847-267-9330 ext.4266 rmaganin@opentext.com	Jane Cheng chinadotcom corporation/CDC Software 852-2961-2750 Fax: 852-2571-0410 jane.cheng@hk.china.com
Craig Celek Vice President, Investor Relations chinadotcom corporation +1-212-661-2160 Fax: +1-973-591-9976 craig.celek@hk.china.com

* IDC Report: “U.S. and Worldwide Knowledge Management Market Forecast and Analysis 2000-2005”